Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr. Executive VP, Chief Financial & Strategy Officer, and Treasurer (864) 298-9800

GREENVILLE, S.C. (May 2, 2024) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth quarter of fiscal 2024 and twelve months ended March 31, 2024.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2024 FOURTH QUARTER RESULTS

Fourth fiscal quarter highlights

During its fourth fiscal quarter, World Acceptance Corporation continued to focus on credit quality and a conservative approach to its lending operations. Management believes that continuing to carefully invest in our best customers and closely monitoring performance has put the Company in a strong position throughout the fiscal year and should continue to well-position the Company for fiscal 2025.

Highlights from the fourth quarter include:

•	Net income of $35.1 million
•	Diluted net income per share of $6.09
•	Recency delinquency on accounts 90+ days past due improved to 3.1% at March 31, 2024, from 3.5% at March 31, 2023
•	Total revenues of $159.3 million, including a 34 basis point yield increase compared to the same quarter in the prior year

Portfolio results

Gross loans outstanding were $1.28 billion as of March 31, 2024, an 8.1% decrease from the $1.39 billion of gross loans outstanding as of March 31, 2023. Gross loans outstanding decreased 8.7% for the twelve months ended March 31, 2023. During the most recent quarter, gross loans outstanding decreased sequentially 8.8%, or $123.5 million, from $1.40 billion as of December 31, 2023, compared to a decrease of 10.6%, or $164.0 million, in the comparable quarter of the prior year.

During the most recent quarter, we did not see a significant change in borrowing from new and former customers compared to the same quarter of fiscal year 2023. Our customer base decreased by 1.5% during the twelve-month period ended March 31, 2024, compared to a decrease of 15.9% for the comparable period ended March 31, 2023. During the quarter ended March 31, 2024, the number of unique borrowers in the portfolio decreased by 6.2% compared to a decrease of 7.0% during the quarter ended March 31, 2023. We continued to improve the gross yield to expected loss ratio for all new, former, and refinance customer originations and will continue to monitor performance indicators and intend to adjust underwriting accordingly.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q4 FY 2024	Q4 FY 2023	Q4 FY 2022
New Customers	$26,511,522	$25,669,834	$61,003,941
Former Customers	$58,583,919	$62,965,426	$79,531,181
Refinance Customers	$432,270,234	$449,571,142	$516,503,079

As of March 31, 2024, the Company had 1,048 open branches. For branches open at least twelve months, same store gross loans decreased 6.7% in the twelve-month period ended March 31, 2024, compared to a decrease of 2.3% for the twelve-month period ended March 31, 2023. For branches open throughout both periods, the customer base over the twelve-month period ended March 31, 2024, decreased 0.2% compared to a decrease of 10.1% for the twelve-month period ended March 31, 2023.

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WRLD Reports Fiscal 2024 Fourth Quarter Results

Three-month financial results

Net income for the fourth quarter of fiscal 2024 increased to $35.1 million compared to $24.6 million for the same quarter of the prior year. Net income per diluted share increased to $6.09 per share in the fourth quarter of fiscal 2024 compared to $4.20 per share for the same quarter of the prior year.

Total revenues for the fourth quarter of fiscal 2024 decreased to $159.3 million, a 1.0% decrease from $160.8 million for the same quarter of the prior year. Interest and fee income declined 4.3%, from $121.5 million in the fourth quarter of fiscal 2023 to $116.3 million in the fourth quarter of fiscal 2024. Insurance income decreased by 17.8% to $13.2 million in the fourth quarter of fiscal 2024 compared to $16.0 million in the fourth quarter of fiscal 2023. The large loan portfolio decreased from 58.1% of the overall portfolio as of March 31, 2023, to 55.8% as of March 31, 2024. Interest and insurance yields increased 34 basis points for the quarter ended March 31, 2024, relative to the quarter ended March 31, 2023. Other income increased by 27.7% to $29.8 million in the fourth quarter of fiscal 2024 compared to $23.3 million in the fourth quarter of fiscal 2023. Revenues from our tax return preparation business increased by $6.2 million or 30.5%. This was the result of a 13.6% increase in the number of tax returns prepared as well as an increase in the average preparation fee per return.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology. This accounting methodology requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses decreased $16.1 million to $29.3 million from $45.4 million when comparing the fourth quarter of fiscal 2024 to the fourth quarter of fiscal 2023. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q4 FY 2024	Q4 FY 2023	Difference	Reconciliation
Beginning Allowance - December 31	$121.1	$144.5	$(23.4)
Change due to Growth	$(10.7)	$(15.3)	$4.6	$4.6
Change due to Expected Loss Rate on Performing Loans	$(3.0)	$7.8	$(10.8)	$(10.8)
Change due to 90 day past due	$(4.4)	$(11.5)	$7.1	$7.1
Ending Allowance - March 31	$103.0	$125.5	$(22.5)	$0.9
Net Charge-offs	$47.4	$64.4	$(17.0)	$(17.0)
Provision	$29.3	$45.4	$(16.1)	$(16.1)

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision benefited from substantially lower charge-offs during the quarter.

Net charge-offs for the quarter decreased $17.0 million, from $64.4 million in the fourth quarter of fiscal 2023 to $47.4 million in the fourth quarter of fiscal 2024. Net charge-offs as a percentage of average net loan receivables on an annualized basis decreased to 18.8% in the fourth quarter of fiscal 2024 from 23.9% in the fourth quarter of fiscal 2023.

Accounts 61 days or more past due decreased to 5.0% on a recency basis at March 31, 2024, compared to 5.5% at March 31, 2023. Our allowance for credit losses as a percent of net loans receivable was 10.8% at March 31, 2024, compared to 12.4% at March 31, 2023. We experienced significant improvement in recency delinquency on accounts at least 90 days past due, improving from 3.5% at March 31, 2023, to 3.1% at March 31, 2024.

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WRLD Reports Fiscal 2024 Fourth Quarter Results

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. Over the last two years we have tightened our lending to new customers substantially. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
03/31/2019	$375,272,969	$752,683,977	$1,127,956,946
03/31/2020	$417,601,494	$792,663,099	$1,210,264,593
03/31/2021	$342,202,779	$762,610,487	$1,104,813,266
03/31/2022	$482,248,578	$1,040,695,747	$1,522,944,325
03/31/2023	$348,513,335	$1,041,619,563	$1,390,132,898
03/31/2024	$270,069,839	$1,007,164,462	$1,277,234,301

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
03/31/2019	$86,680,933	$37,042,854	$123,723,787
03/31/2020	$42,328,525	$39,979,122	$82,307,647
03/31/2021	$(75,398,715)	$(30,052,612)	$(105,451,327)
03/31/2022	$140,045,799	$278,085,260	$418,131,059
03/31/2023	$(133,735,243)	$923,816	$(132,811,427)
03/31/2024	$(78,443,496)	$(34,455,101)	$(112,898,597)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
03/31/2019	33.3%	66.7%
03/31/2020	34.5%	65.5%
03/31/2021	31.0%	69.0%
03/31/2022	31.7%	68.3%
03/31/2023	25.1%	74.9%
03/31/2024	21.1%	78.9%

General and administrative (“G&A”) expenses decreased $1.6 million, or 2.1%, to $71.6 million in the fourth quarter of fiscal 2024 compared to $73.2 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 45.5% during the fourth quarter of fiscal 2023 to 45.0% during the fourth quarter of fiscal 2024. G&A expenses per average open branch increased by 0.5% when comparing the fourth quarter of fiscal 2024 to the fourth quarter fiscal 2023.

Personnel expense decreased $2.2 million, or 4.7%, during the fourth quarter of fiscal 2024 as compared to the fourth quarter of fiscal 2023. Salary expense totaled $31.1 million for the quarter ended March 31, 2024, remaining relatively flat compared to the quarter ended March 31, 2023. Our headcount as of March 31, 2024, decreased 6.6% compared to March 31, 2023. Benefit expense decreased approximately $0.3 million, or 3.6%, when comparing the quarterly periods ended March 31, 2024 and 2023. Incentive expense decreased $1.3 million, or 14.1%, in the fourth quarter of fiscal 2024 compared to the fourth quarter of fiscal 2023.

Occupancy and equipment expense increased $0.2 million, or 1.5%, when comparing the quarterly periods ended March 31, 2024 and 2023.

Advertising expense decreased $0.3 million, or 21.5%, in the fourth quarter of fiscal 2024 compared to the fourth quarter of fiscal 2023 due to decreased spending on customer acquisition programs.

Interest expense for the quarter ended March 31, 2024, decreased by $0.4 million, or 3.5%, from the corresponding quarter of the previous year. Interest expense decreased due to a 17.2% decrease in average debt outstanding for the quarter offset by a 5.7% increase in the effective interest rate from 8.23% to 8.70%. The average debt outstanding decreased from $674.5 million to $558.3 million when comparing the quarters ended March 31, 2024 and 2023. The Company’s debt to equity ratio decreased to 1.2:1 at March 31, 2024, compared to 1.6:1 at March 31, 2023. As of March 31, 2024, the Company had $496.0 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $7.6 million of its previously issued bonds for a purchase price of $7.1 million during the quarter.

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WRLD Reports Fiscal 2024 Fourth Quarter Results

Other key return ratios for the fourth quarter of fiscal 2024 included a 7.0% return on average assets and a return on average equity of 19.1% (both on a trailing twelve-month basis).

The Company repurchased 146,436 shares of its common stock on the open market at an aggregate purchase price of approximately $19.0 million during the fourth quarter of fiscal 2024. This is in addition to repurchases of 148,765 shares during the first three quarters of fiscal 2024 at an aggregate purchase price of approximately $17.2 million. The Company repurchased 73,643 shares of its common stock on the open market at an aggregate purchase price of approximately $14.3 million during fiscal 2023. This is in addition to the repurchase of 589,533 shares in fiscal 2022 at an aggregate purchase price of approximately $111.1 million. The Company had approximately 5.6 million common shares outstanding, excluding approximately 388,500 unvested restricted shares, as of March 31, 2024.

Twelve-Month Results

Net income for the year ended March 31, 2024, increased $56.1 million to $77.3 million compared to $21.2 million for the prior year. This resulted in a net income of $13.19 per diluted share for the year ended March 31, 2024, compared to $3.60 per diluted share in the prior year. Total revenues for fiscal 2024 decreased 7.0% to $573.2 million, compared to $616.5 million for fiscal year 2023 due to a decrease in loans outstanding. Annualized net charge-offs as a percent of average net loans decreased from 23.7% during fiscal 2023 to 17.7% for fiscal 2024.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Fourth quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=jzCjKJe2. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

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WRLD Reports Fiscal 2024 Fourth Quarter Results

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2024 Fourth Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023
Revenues:
Interest and fee income	$116,291	$121,468	$468,528	$508,336
Insurance and other income, net	42,974	39,369	104,686	108,210
Total revenues	159,265	160,837	573,214	616,546

Expenses:
Provision for credit losses	29,276	45,412	156,973	259,463
General and administrative expenses:
Personnel	44,335	46,517	164,454	177,691
Occupancy and equipment	12,638	12,449	49,776	52,107
Advertising	1,220	1,554	9,932	6,096
Amortization of intangible assets	1,037	1,114	4,220	4,467
Other	12,389	11,544	40,218	39,114
Total general and administrative expenses	71,619	73,178	268,600	279,475

Interest expense	11,757	12,185	48,232	50,463
Total expenses	112,652	130,775	473,805	589,401

Income before income taxes	46,613	30,062	99,409	27,145

Income tax expense	11,555	5,430	22,063	5,914

Net income	$35,058	$24,632	$77,346	$21,231

Net income per common share, diluted	$6.09	$4.20	$13.19	$3.60

Weighted average diluted shares outstanding	5,754	5,865	5,862	5,899

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WRLD Reports Fiscal 2024 Fourth Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	March 31, 2024	March 31, 2023	March 31, 2022
ASSETS
Cash and cash equivalents	$11,839	$16,509	$19,236
Gross loans receivable	1,277,149	1,390,016	1,522,789
Less:
Unearned interest, insurance and fees	(326,746)	(376,675)	(403,031)
Allowance for credit losses	(102,963)	(125,553)	(134,243)
Loans receivable, net	847,440	887,788	985,515
Income taxes receivable	3,091	—	—
Operating lease right-of-use assets, net	79,501	81,289	85,631
Finance lease right-of-use assets, net	—	—	608
Property and equipment, net	22,897	23,926	24,476
Deferred income taxes, net	30,943	41,722	39,801
Other assets, net	42,199	43,423	35,902
Goodwill	7,371	7,371	7,371
Intangible assets, net	11,070	15,291	19,756
Total assets	$1,056,351	$1,117,319	$1,218,296

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$223,419	$307,911	$396,973
Senior unsecured notes payable, net	272,610	287,353	295,394
Income taxes payable	—	2,533	7,384
Operating lease liability	81,921	83,735	87,399
Finance lease liability	—	—	80
Accounts payable and accrued expenses	53,974	50,560	58,042
Total liabilities	631,924	732,092	845,272

Shareholders' equity	424,427	385,227	373,024
Total liabilities and shareholders' equity	$1,056,351	$1,117,319	$1,218,296

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WRLD Reports Fiscal 2024 Fourth Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023

Gross loans receivable	$1,277,149	$1,390,016	$1,277,149	$1,390,016
Average gross loans receivable (1)	1,357,845	1,481,111	1,378,329	1,555,655
Net loans receivable (2)	950,403	1,013,341	950,403	1,013,341
Average net loans receivable (3)	1,009,753	1,079,479	1,012,544	1,133,051

Expenses as a percentage of total revenue:
Provision for credit losses	18.4%	28.2%	27.4%	42.1%
General and administrative	45.0%	45.5%	46.9%	45.3%
Interest expense	7.4%	7.6%	8.4%	8.2%
Operating income as a % of total revenue (4)	36.7%	26.3%	25.8%	12.6%

Loan volume (5)	624,618	602,041	2,758,260	3,078,672

Net charge-offs as percent of average net loans receivable on an annualized basis	18.8%	23.9%	17.7%	23.7%

Return on average assets (trailing 12 months)	7.0%	1.7%	7.0%	1.7%

Return on average equity (trailing 12 months)	19.1%	5.8%	19.1%	5.8%

Branches opened or acquired (merged or closed), net	(4)	(11)	(25)	(94)

Branches open (at period end)	1,048	1,073	1,048	1,073

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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